Exhibit 12




                COMPUTATION OF RATIO OF EARNINGS OF FIXED CHARGES
                          (In thousands, except ratios)


                                                                           Fiscal Year Ended
                                 Quarter       -----------------------------------------------------------------------------
                                  Ended                         (53 weeks)
                              April 2, 2000        1999            1998           1997            1996            1995
                             ----------------- --------------  -------------  --------------  --------------  --------------

Earnings:
    Pre-tax income (loss)          $  (3,266)      $(21,207)     $(148,535)        $ 42,981         $ 3,211        $ 72,094
    Fixed charges                      7,210         17,311         17,534           17,661          16,687          16,740
    Capitalized interest              (2,564)            --             --               --              --              --
                             ----------------- --------------  -------------  --------------  --------------  --------------
    Total earnings                   $  1,380       $(3,896)     $(131,001)        $ 60,642        $ 19,898        $ 88,834
    (losses)
                             ================= ==============  =============  ==============  ==============  ==============

Fixed Charges:
    Interest expense on
    intercompany debt                $  3,037       $ 13,000       $ 13,000        $ 13,000        $ 12,000        $ 12,000
    Interest expense-other              1,609          4,311          4,534           4,661           4,687           4,740
    Capitalized interest                2,564             --             --              --              --              --
                             ----------------- --------------  -------------  --------------  --------------  --------------

    Total fixed charges              $  7,210       $ 17,311       $ 17,534        $ 17,661        $ 16,687        $ 16,740
                             ================= ==============  =============  ==============  ==============  ==============

Ratio of Earnings to
Fixed Charges                            0.2x         (0.2x)         (7.5x)            3.4x            1.2x            5.3x
                             ================= ==============  =============  ==============  ==============  ==============







                                      II-9